Exhibit 4.4

Supplemental Guarantee Agreement

Supplemental Guarantee Agreement (this “Agreement”), dated as of July 13, 2017, between Chinos Intermediate Holdings A, Inc., a Delaware corporation (the “the Supplemental Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of July 13, 2017, providing for the issuance of the Issuers’ 13.00% Senior Secured New Money Notes due 2021 (the “Notes”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional guarantee of the Issuers’ and the Guarantors’ payment obligations under the Indenture, the Notes and the Guarantees, on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article X thereof, to the same extent of the Guarantee provided by the Guarantors thereunder, provided that the last sentence of Section 10.01 of the Indenture shall not apply to the Supplemental Guarantor, and provided, further, that the Supplemental Guarantor shall not be, or be deemed to be, a Guarantor for any purposes of the Indenture.

(3)No Recourse Against Others. No past, present or future director, officer, employee, manager, member, partner, incorporator or stockholder of the Issuers or any Guarantor or the Supplemental Guarantor or any of their parent companies (other than the Issuers, the Guarantors and the Supplemental Guarantor) shall have any liability for any obligations of the Issuers or the Guarantors or the Supplemental Guarantor under the Notes, any Guarantees, the Indenture or this Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4)Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)Counterparts. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. This Agreement may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic (in “.pdf” format) transmissions shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or electronic (in “.pdf” format) transmission shall be deemed to be their original signatures for all purposes.

(6)Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Supplemental Guarantor.

(8)Successors. All agreements of the Supplemental Guarantor in this Agreement shall bind its successors, except as otherwise provided in this Agreement. All agreements of the Trustee in this Agreement shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

Chinos Intermediate Holdings A, Inc.

By:/s/ Vincent Zanna

Name: Vincent Zanna

Title: SVP, Finance and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:/s/ Christopher J. Grell

Name: Christopher J. Grell

Title: Vice President

[Signature Page to Supplemental Guarantee -New Money Note}